‘Queensland’s balance sheet is the strongest of all the Australian States...’ Standard & Poor’S, 4 August 2006* Queensland Treasury Corporation is the foremost issuer of Australian State Bonds. With outstandings of A$30 billion, Queensland Treasury Corporation bonds are widely held by domestic and global investors seeking security of the highest order, and the confidence provided by a proven and professionally managed issuance program. For more information visit www.qtc.qld.gov.au AAA GOVERNMENT GUARANTEED BONDS QUEENSLAND WANGOOLBA CREEK, FRASER ISLAND, QUEENSLAND Fraser Island is the largest sand island in the world and is inscribed on UNESCO’s World Heritage List. QTC has filed a registration statement (including a prospectus and a related prospectus supplement) with the U.S. Securities and Exchange Commission (‘SEC’) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in the registration statement and other documents QTC has filed with the SEC for more complete information about QTC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html. Alternatively, any dealer participating in this offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-408-6851. *Ratings and related observations are statements of opinion, not statements of fact or recommendations to buy, hold or sell any securities. Ratings may be changed, withdrawn or suspended at any time. In Australia, credit ratings are assigned by Standard & Poor’s (Australia) Pty Limited, which does not hold an Australian financial services license under the Corporations Act 2001.